SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                               Infocrossing, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45664x109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

CUSIP No. 45664x109
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jeffrey L. Feinberg(1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   [_]
                                                                       (b)   [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     373,216

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     373,216

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     373,216

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9%

12.  TYPE OF REPORTING PERSON*

     IN

--------
(1) The securities reported herein are held by i) a separately managed account managed by Jeffrey L. Feinberg and ii) JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset Management, L.L.C. serves as the management company and/or investment manager. Jeffrey
     L. Feinberg is the managing member of JLF Asset Management, L.L.C.

CUSIP No. 45664x109
          ---------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Asset Management, L.L.C.(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   [_]
                                                                       (b)   [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     373,216

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     373,216

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     373,216

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
----------
(2) The securities reported herein are held by i) a separately managed account managed by Jeffrey L. Feinberg and ii) JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset Management, L.L.C. serves as the management company and/or investment manager.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9%

12.  TYPE OF REPORTING PERSON*

     OO

CUSIP No. 45664x109
          ---------

Item 1(a).  Name of Issuer:

            Infocrossing, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2 Christie Heights Street
            Leonia, NJ 07605
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Jeffrey L. Feinberg
            JLF Asset Management, L.L.C.

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Jeffrey L. Feinberg
            c/o JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014

            JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014

            -------------------------------------------------------------------

Item 2(c).  Citizenship:

            Jeffrey L. Feinberg - United States
            JLF Asset Management, L.L.C. - United States

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            45664x109
            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Jeffrey L. Feinberg: 373,216 shares
            JLF Asset Management, L.L.C.: 373,216 shares
            --------------------------------------------------------------------

     (b)    Percent of class:

            Jeffrey L. Feinberg: 1.9%
            JLF Asset Management, L.L.C.: 1.9%
            --------------------------------------------------------------------

     (c)    Number of shares as to which Jeffrey L. Feinberg has:

            (i)   Sole power to vote or to direct the vote
                                                          0
                                                          ---------------------,

            (ii)  Shared power to vote or to direct the
                  vote
                                                          373,216
                                                          ---------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of
                                                          0
                                                          ---------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of
                                                          373,216
                                                          ---------------------.

            Number of shares as to which JLF Asset Management, L.L.C. has:

            (i)   Sole power to vote or to direct the vote
                                                          0
                                                          ---------------------,

            (ii)  Shared power to vote or to direct the
                  vote
                                                          373,216
                                                          ---------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of
                                                          0
                                                          ---------------------,

          (iv)    Shared power to dispose or to direct the
                  disposition of
                                                          373,216
                                                          ---------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

         -----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 4, 2005
                                        ----------------------------------------
                                                        (Date)

                                        /s/ Jeffrey L. Feinberg(5)
                                        ----------------------------------------
                                        Jeffrey L. Feinberg

                                        JLF Asset Management, L.L.C.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Managing Member

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(5) The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G/A dated February 4, 2005 relating to the Common Stock, $0.01 par value, of Infocrossing, Inc. shall be filed on behalf of the undersigned.

                                        /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Jeffrey L. Feinberg

                                        JLF Asset Management, L.L.C.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Name:  Jeffrey L. Feinberg
                                        Title: Managing Member

02717.0005 #543985